Exhibit 10.14

[Dolby Laboratories, Inc. Letterhead]

October 4, 2000

Mr. Martin A. Jaffe

5960 Margarido Drive

Oakland, CA 94618

Dear Marty:

Per our conversation today, I’m please to modify my offer letter of September 28 as follows:

You will receive 200 hours of Personal Time Off (PTO) per year.

Effective April 2001 your base salary will be increased to $300,000, and your next review with respect to a possible salary adjustment will be October of 2002.

Your factor for purposes of the bonus calculation will be 4 for the year ended September 2001, 5 for the year ended September 2002, and 6 for the years ended September 2003 and later.

In the event that you are terminated for other than cause (due to transactions such as the sale of the company, a merger with another company, etc.), you will be paid 12 months current salary at such time of termination.

To acknowledge your acceptance of the original offer as modified by the above terms, please sign below a copy of this letter and fax to me at 415-558-0123.

Again, we look forward to having you join our team and making a significant contribution to the growth and future of Dolby.

Sincerely,

/s/ Bill Jasper
N. W. (Bill) Jasper, Jr.
President

/s/ Martin A. Jaffe	10-9-00
Martin A. Jaffe	Date

September 28, 2000

Mr. Martin A. Jaffe

5960 Margarido Drive

Oakland, CA 94618

Dear Marty:

Thanks for coming in today. I hope we can work out a satisfactory package for you to join us as I think you can make a significant contribution that will benefit both the Company and you. What follows is Karen’s standard offer letter with some modifications for what we discussed this morning, so if some of it reads abrupt or cold please accept my apologies in advance!

I am pleased to confirm our offer to you to join Dolby Laboratories, Inc. (“Dolby”) as Vice President, Business Affairs, reporting to me. Your annual salary will be $275,000. You will receive 160 hours of Personal Time Off (PTO) per year. PTO is accrued on a monthly basis. Additionally you will receive 40 hours per year in a Reserve Illness Account (RIA) on January 1st. A pro-rated number of hours will be added for calendar 2000 upon hire. We will assume your date of hire to be November 1, 2000. Please contact us if you wish to adjust your start date.

This offer includes a sign-on bonus of $25,000, payable at the end of the first pay period of your employment with Dolby. This sign-on bonus will be repayable to Dolby should you voluntarily end your employment within twelve (12) months from your hire date. In thus event, you agree that Dolby may reconcile the entire amount paid to you by deducting it from any monies owed to you. Also, please be advised that your sign-on bonus will be subject to federal and state taxation. For specific tax information, please refer to the IRS website or contact your tax advisor.

You will receive those benefits normally provided to employees as reflected in our Employee Handbook which Karen gave you today. Your benefits will be reviewed with you on your first day of employment.

Performance reviews are completed annually in September. Effective October 2001 your base salary will be increased to $300,000.

As a regular, full-time employee of Dolby, you will be eligible to participate in our discretionary Company Bonus Plan (based on pretax income). You will be eligible for participation starting with the new fiscal year that begins October 1, 2000. Subject to your continued employment with the Company, your first bonus payment (if any) would be in January 2002 for the year ended September 2001. Your factor for purposes of the bonus calculation will be 3 for the year ended September 2001, 4 for the year ended September 2002, and 5 for the years ended September 2003 and later.

In addition to the bonus plan outlined in the preceding paragraph, there may be an additional discretionary bonus paid at the same time each year. Any such amounts are determined by me based on my determination as to whether or not objectives agreed between us have been met during the year. These amounts might range between 10% and 25% of base salary but there is no guarantee that any amounts will be paid.

You will be granted, under the 2000 Stock Incentive Plan, an option to purchase 5,000 shares of Company stock at a price of $6.29 per share. Vesting is over 4 years and all terms and conditions will be outlined in the plan documents to be provided when you join.

Your employment with Dolby will be on an at-will basis. This means that you are free to terminate your employment at any time for any reason. Similarly, Dolby is also free to end the employment relationship at any time for any reason; with or without notice or cause.

This offer of employment is contingent upon three factors:

That you execute a Proprietary Rights and Non-Disclosure Agreement upon acceptance of our offer of employment. Please bring an executed copy of the enclosed Agreement with you on your first day of employment.

That you produce documentation that verifies your eligibility to be employed in the United States. This documentation generally consists of any combination of documents listed on true enclosed Employment Eligibility Verification Form. This documentation must be presented to us on your first working day.

The satisfactory completion of a background check that Karen will contact you about if you accept.

To acknowledge your acceptance, please sign below and fax to me at 415-558-0123. Please bring the original to your first day’s orientation with the signed Proprietary Rights and Non-Disclosure Agreement. Please retain the other original for your records. This offer letter expires October 6, 2000.

We look forward to having you join our team and making a significant contribution to the growth and future of Dolby;

Sincerely,

N. W. (Bill) Jasper, Jr.
President